Exhibit 11 under Form N-1A
                                    Exhibit 23 under Item 601/Reg. S-K







INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of Municipal Securities Income Trust:


We consent to the use in Post-Effective Amendment No. 27 to Registration Statement (No. 33-36729) of Municipal Securities Income Trust (comprised of the following portfolios: Federated California Municipal Income Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated Ohio Municipal Income Fund and Federated Pennsylvania Municipal Income
Fund) of our report dated October 9, 1998 appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.



By: DELOITTE & TOUCHE LLP
    Deloitte & Touche LLP

Pittsburgh, Pennsylvania
October 28, 1998